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Exhibit 99.3

          MIV THERAPEUTICS INC. ANNOUNCES BERLIN STOCK EXCHANGE LISTING

May 28, 2003: VANCOUVER BC, Canada June. 5, 2003 - MIV Therapeutics Inc. (MIVT:OTCBB) is pleased to announce the Company's listing application has met all admission requirements and has been accepted for listing on the Berlin Stock Exchange. MIV Therapeutics will trade under the ticker symbol MIV.BE and German Securities CUSIP number WKN 798618. The listing will be effective the second week of June 2003. MIVT will continue to trade on the NASDAQ OTC Bulletin Board. "By listing on the Berlin Exchange, we offer European investors the opportunity to trade the company's shares. European investors are trading North American shares more and more often and in increasing volumes. MIVT's new listing in Germany exposes the company to all European investors, institutional and retail. We take pride in having passed the exchange's admission requirements, and appreciate the implied confidence in our company shown by those in the brokerage community," said Alan Lindsay, Chairman, President and CEO of MIV Therapeutics Inc.
The company will immediately conduct an intensive European advertising and promotion campaign. This is largely in response to broad European interest in the biotech market. ABOUT MIV THERAPEUTICS MIVT recently announced it achieved a significant milestone by successfully passing an independent animal trial of its unique hydroxyapatite (HAp) stent coating. The trial, "Thrombogenicity Assay in Dogs", conducted to evaluate any evidence of clotting in the blood stream, was performed by Toxikon Corporation in Bedford, Massachusetts.
The Company is also engaged in additional development of a "next generation" line of advanced biocompatible stent coatings and therapeutics for stent based drug-delivery systems. MIVT is an equal partner in Stentgenix Inc., a Joint Venture company developing the ANGIOGENIX(TM) pharmaceutical coating for coronary stents and biodegradable/resorbable stent and catheter technologies. MIVT's manufacturing facility maintains a comprehensive QA (Quality Assurance) system which meets the guidelines of ISO 9001 (1994) and ISO 13485 (1996) requirements, complies with applicable FDA guidelines and GMP requirements. MIVT has also developed a line of proprietary coronary stents and is capable of private label manufacturing and out-sourcing.


EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS "CAN," "SUGGEST," AND "INTEND." THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN FORWARD- LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. PLEASE SEE THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING, WITHOUT LIMITATION, THE COMPANY'S RECENT FORM 10-K AND FORM 10-QS, WHICH IDENTIFY SPECIFIC FACTORS THAT MAY CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.